Exhibit 3.1

CHINO COMMERCIAL BANCORP

SHAREHOLDER SUBSCRIPTION RIGHTS AGREEMENT

Name(s):	Number of Shares Covered by Subscription Rights	Aggregate Price of FULL Exercise of Subscription Rights
Address:

Ladies and Gentlemen:

The undersigned, having received and read your offering circular dated June 21, 2017 (the “Offering Circular”), understand that as shareholders of Chino Commercial Bancorp (the “Company”) owning at least four shares of the Company’s common stock as of June 16, 2017, they are being given subscription rights entitling them to subscribe for up to the number of shares of the Company’s common stock shown above, at a subscription price of $15.00 per share. Persons exercising these subscription rights will also receive bonus shares equal to five percent (5%) of the number of shares purchased pursuant to such rights, for no additional consideration. The undersigned further understand that they are also being given an over-subscription privilege allowing them to subscribe for any number of additional shares on the same basis (i.e., with the bonus shares attached), subject to acceptance or rejection in our sole discretion. Unlike the subscription rights, the over-subscription privilege does not entitle you to purchase any number of shares. We reserve the right to allocate shares and to accept such subscriptions in our sole discretion, and to reject any such subscription, in whole or in part. The subscription rights are not transferable. For more information concerning the subscription rights and the over-subscription privilege, please refer to the Offering Circular.

In addition, the undersigned understand that they may subscribe for any number of shares being offered on a non-rights and non-privilege basis, at the same subscription price of $15.00 per share. However, investors purchasing shares in the non-rights portion of the offering will not receive any “bonus” shares in connection with their purchases. Management of the Company, in its sole discretion, may elect not to offer shares in connection with this offering to any person (including a shareholder exercising subscription rights) who is not a resident of California.

Upon the terms and subject to the conditions specified in the Offering Circular, the undersigned hereby subscribe(s) for the following shares of the Company’s common stock. (Note: Please refer to the accompanying Shareholder Subscription Rights Instruction Sheet for further explanation of how to complete this subscription form):

1.	Subscription Rights – FULL Exercise		A
Subscription is hereby made for ALL of the shares covered by the subscription rights as set forth above.

Only one of Box A or Box B may be checked

2.	Subscription Rights – PARTIAL Exercise		B
Subscription is hereby made for FEWER THAN ALL of the shares covered by the subscription rights.

If Box B is checked, please complete the following two items:
Number of shares subscribed for:
	Subscription Price ($15.00 multiplied by the number of shares subscribed for):	$

3.	Over-subscription Privilege		C
Subscription is hereby made in addition to the shares covered by the subscription rights.

If Box C is checked, please complete the following two items:
Number of shares subscribed for:
	Subscription Price ($15.00 multiplied by the number of shares subscribed for):	$

IMPORTANT: In order to exercise your subscription rights, in whole or in part, this Agreement, signed and accompanied by payment in full for the shares subscribed for thereby, must be received by Chino Commercial Bancorp, 8229 Rochester Avenue, #110, Rancho Cucamonga, CA 91730, Attention: Trish Bowman, by 5:00 p.m., Pacific Time, on July 21, 2017, unless extended. Payment may only be made (a) by certified check, bank check, personal check or money order payable to “Chino Commercial Bancorp Stock Offering Account” or (b) by wire transfer of funds to the “Chino Commercial Bancorp Stock Offering Account,” ABA No. 122243062, Account No. 1900141, Attention: Aaron Storm. The subscription price will be deemed to have been received by the Company only upon (i) clearance of any uncertified check; (ii) receipt by the Company of any certified check, cashier’s check or money order; or (iii) receipt of wired funds in the stock offering account designated above.

4.	Non-rights Subscription		D
Subscription is hereby made for shares in lieu of the subscription rights shares.

If Box D is checked, please complete the following two items:
Number of shares subscribed for:
	Subscription Price ($_____ multiplied by the number of shares subscribed for):	$

IMPORTANT: This Agreement must be signed, accompanied by payment in full for all shares subscribed for pursuant to the non-rights portion of the offering and received by Chino Commercial Bancorp, 8229 Rochester Avenue, #110, Rancho Cucamonga, CA 91730, Attention: Trish Bowman, by 5:00 p.m., Pacific Time, on September 21, 2017, unless extended. Payment may only be made as specified in the previous section. In the event the Company rejects all or a portion of your subscription, the Company will refund to you all, or the appropriate portion, of the amount remitted with the subscription agreement, without interest or deduction. The Company will decide which subscriptions to accept, and will mail all appropriate refunds, no later than 30 days after the earlier of expiration of the offering, when and as extended, or the partial closing of the offering relating to the period during which your subscription is received.

Regardless of which box(es) was (were) checked above, please sign and date this Agreement below prior to delivering it to the Company together with your completed W-9 form. Please be sure to make a copy of your completed Agreement for your records before you send it in. If you are unable to make a copy for any reason, please let us know by checking the box below and we will mail you a copy of your Agreement with an acknowledgement of receipt.

Date:	Date:

Signature (Subscriber)	Signature (Subscriber)

Please print title or capacity (if other than individual shareholder)	Please print title or capacity (if other than individual shareholder)

Unless indicated otherwise below, shares will be registered in the same manner as set forth at the top of this Agreement. If you wish shares to be registered differently, please complete the following:

Name in Which Shares are to be Registered	Number of Shares

(Please Print)

(Please Print)

If shares being subscribed for are to be delivered to an address other than as shown at the top portion of this Agreement, please complete the following:

Mailing Address

City	State	Zip Code	Telephone

☐       Please send me a copy of my Agreement and acknowledgement of receipt ☐ by regular mail or ☐ by e-mail to the following address: ________________.

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